EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of June 19, 2007 (the “Effective Date”) by and between Euronet Worldwide, Inc., a Delaware corporation (“Employer”), and Kevin Caponecchi, a U.S. citizen residing in Kansas (“Employee”).

RECITALS

WHEREAS, the Board of Directors of Employer (the “Board”) desires to employ Employee in a position and on terms and conditions set forth below, and Employee desires to accept such employment; and

WHEREAS, Employer and Employee desire to enter into this Agreement embodying the terms of such employment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, Employer and Employee, each intending to be legally bound, agree as follows:

1.   Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue for a period of five (5) years or until the date on which Employee’s employment by Employer terminates pursuant to Section 7 or 8 of this Agreement. Following the expiration of the Term, this Agreement may continue under the same terms and conditions set forth herein for successive periods of twelve (12) months.

2.            Service. During the Term, Employee shall serve as President of Employer reporting directly to the Chief Executive Officer of Employer and shall perform services in such other departments of Employer as requested by the Board. Employee shall have duties and authority, consistent with such position, as shall be determined from time to time by the Board.

3.	Compensation and Benefits.

(a)          Base Salary. During the first year of the Term, as compensation for services rendered by Employee under this Agreement, Employer shall pay Employee an annual base salary at the initial rate of $340,000 per annum, which shall be payable in installments in accordance with the payroll and personnel practices of the Company, and which may be increased from time to time (as in effect from time to time, “Base Salary”). Employer shall increase the annual Base Salary to $357,500 effective January 1, 2008, provided Employee has maintained satisfactory performance.

(b)	Other Compensation.
(i)

During the Term, Employee shall be entitled to such comparable fringe benefits and perquisites as may be provided to Employer’s executive level employees pursuant to policies established from time to time by Employer. Employee shall be eligible for bonuses under Employer’s executive bonus plan commencing in 2009 (with respect to fiscal year 2008), subject to meeting performance or other targets set by Employer with respect to such bonuses, with target levels being set at 30%, 60% and 120% of Base Salary.

(ii)

Employee and Employee’s immediate family shall be provided by Employer with medical, dental and life insurance through and in accordance with the terms of Employer’s group health insurance plan, subject to payment by Employee of a portion of the premiums in accordance with policies established by Employer from time to time. Within 60 days following the execution of this Agreement, Employee will be offered the opportunity to subscribe on a guaranteed basis for up to $750,000 of life insurance (the “Life Insurance Coverage”) in addition to the amounts currently offered to other executive employees. As may be mutually agreed upon between Employer and Employee, the Life Insurance Coverage shall be provided either under a current group life insurance policy sponsored by Employer or an individual policy for Employee. Employer shall pay the annual premium costs of the Life Insurance Coverage not to exceed $3,500 per year, and Employee shall have the right to continue such life insurance coverage at Employee’s cost ad infinitum following termination of this Agreement for any reason.

(iii)	Within 5 business days after the Effective Date, Employee will be granted the restricted stock awards and options described on Exhibit A to this Agreement (the “Initial Stock Awards”).
(iv)

Within 30 business days after the Effective Date, and again one time each year during 2008, 2009, 2010, and 2011 on the date Employer customarily grants equity-based awards to its other executive officers (the “Grant Date”), Employer shall grant Employee (provided Employee is employed by Employer on such Grant Date and has been continuously employed since the Effective Date): (A) restricted stock units (“RSUs”), the fair market value of the underlying stock of which is $400,000 (based on the closing market price of Employer’s common stock on the day before the Grant Date), and (B) a stock option for Employer’s common stock, the underlying fair value of such option is $600,000 (determined on the Grant Date using a Black-Scholes or other binomial pricing model) (individually, each year’s grant of an RSU and stock option referred to herein as a “Promised Future Stock Award” and collectively, these five RSUs and option awards referred to herein as the “Promised Future Stock Awards”). Each Promised Future Stock Award will be subject to both a five-year time-based vesting schedule and each Promised Future Stock Award that is an RSU will be subject to performance-based vesting criteria. The manner in which such five-year vesting and performance-based vesting will operate is set forth on Exhibit A to this Agreement.

4.           Other Benefits. During the Term, Employee shall be entitled to annual vacation of 20 days, provided however that Employee may not use more than ten consecutive vacation days at one time without the prior consent of the Chief Executive Officer of Employer and that Employee may accrue no more than five days of unused vacation from year to year.

5.            Business Expense Reimbursement. Employer shall reimburse Employee for all reasonable and proper business expenses incurred by Employee in the performance of Employee’s duties hereunder during the Term, in accordance with Employer’s customary policies and practices for executive level employees, and provided such business expenses are reasonably documented.

6.	Restrictions on Employee’s Conduct.

(a)          Exclusive Services. During the Term, Employee shall at all times devote Employee’s full-time attention, energies, efforts and skills to the business of Employer and each of Employer’s subsidiaries and shall not, directly or indirectly, engage in any other business activity, whether or not for profit, gain or other pecuniary advantages, without Employer’s prior written consent, provided that such prior consent shall not be required with respect to: (i) business interests that neither compete with Employer nor interfere with the performance of Employee’s duties and obligations under this Agreement; (ii) Employee’s charitable, philanthropic or professional association activities which do not interfere with the performance of Employee’s duties and obligations under this Agreement; or (iii) participation as witness in litigation relating to Employee’s prior employment with the General Electric Company and its related entities, provided that Employee provides reasonable notice as is practicable to the Chief Executive Officer of Employer of such participation and that such participation does not unreasonably interfere with the performance of Employee’s duties and responsibilities to Employer under the terms of this Agreement.

(b)          Confidential Information. During the Term and after the termination of the Term, Employee shall not disclose or use, directly or indirectly, any Confidential Information. For the purposes of this Agreement, “Confidential Information” shall mean all information disclosed to Employee, or known by him as a consequence of or through Employee’s employment with Employer (under this Agreement or prior to this Agreement) where such information is not generally known in the trade or industry or was regarded or treated as confidential by Employer, and where such information refers or relates in any manner whatsoever to the business activities, processes, services or products of Employer. Confidential Information shall include business and development plans (whether contemplated, initiated or completed), information with respect to the development of technical and management services, business contacts, methods of operation, results of analysis, business forecasts, financial data, costs, revenues, and similar information. Upon termination of the Term, Employee shall immediately return to Employer all property of Employer and all Confidential Information, which is in tangible form, including all copies, extracts and summaries thereof, and any Confidential Information stored electronically on tapes, computer disks or in any other manner.

(c)	Business Opportunities and Conflicts of Interests.
(i)

During the Term, Employee shall promptly disclose to Employer each business opportunity of a type which, based upon its prospects and relationship to the existing businesses of Employer, Employer might reasonably consider pursuing. After termination of this Agreement, regardless of the circumstances thereof, Employer shall have the exclusive right to participate in or undertake any such opportunity on its own behalf without any involvement of Employee.

(ii)

During the Term, Employee shall refrain from engaging in any activity, practice or act which conflicts with, or has the potential to conflict with, the interests of Employer, and he shall avoid any acts or omissions which are disloyal to, or competitive with Employer.

(d)          Non-Solicitation. For a period of two years following any termination of this Agreement, Employee shall not, except in the course of Employee’s duties under this Agreement, directly or indirectly, induce or attempt to induce or otherwise counsel, advise, ask or encourage any person to leave the employ of Employer, or solicit or offer employment to any person who was employed by Employer at any time during the twelve-month period preceding the solicitation or offer.

(e)	Covenant Not to Compete.
(i)

During the Term, Employee shall not, without Employer’s prior written consent, directly or indirectly, either as an officer, director, employee, agent, advisor, consultant, principal, stockholder, partner, owner or in any other capacity, on Employee’s own behalf or otherwise, in any way engage in, represent, be connected with or have a financial interest in, any business which is, or to Employee’s knowledge, is about to become, engaged in any business with which Employer is currently or has previously done business or any subsequent line of business developed by Employer or any business planned during the Term to be established by Employer. Notwithstanding the foregoing, Employee shall be permitted to own passive investments in publicly held companies provided that such investments do not exceed five percent (5%) of any such company’s outstanding equity.

(ii)

For a period of two years following any termination of this Agreement and without regard to whether Employer or Employee terminates this Agreement, Employee shall not, engage in competition with Employer, or solicit, from any person or entity who purchased any product or service from Employer during Employee’s employment hereunder, the purchase of any product or service in competition with then existing products or services of Employer.

(iii)

For purposes of Section 6(e)(ii) of this Agreement, Employee shall be deemed to “engage in competition” with Employer if he shall directly or indirectly, either individually or as a stockholder, director, officer, partner, consultant, owner, employee, agent, or in any other capacity, consult with or otherwise assist any person or entity engaged in providing electronic financial transaction processing or other services similar to those provided by Employer or any member of Employer’s group of companies. The provisions of Section 6(e)(ii) of this Agreement shall apply in any location in which Employer has established, or is in the process of establishing, a business presence. The parties acknowledge that Employee shall not be regarded as engaging in competition within the meaning of Section 6(e)(ii) if, following any termination of this Agreement, Employee is employed by any entity owned or affiliated by General Electric Company that is not directly engaged in providing electronic financial transaction processing or other services similar to those provided by Employer or any member of Employer’s group of companies.

(f)          Employee Acknowledgment. Employee hereby agrees and acknowledges that the restrictions imposed upon him by the provisions of this Section 6 are fair and reasonable considering the nature of Employer’s business, and are reasonably required for Employer’s protection.

(g)         Invalidity. If a court of competent jurisdiction or an arbitrator shall declare any provision or restriction contained in this Section 6 as unenforceable or void, the provisions of this Section 6 shall remain in full force and effect to the extent not so declared to be unenforceable or void, and the court may modify the invalid provision to make it enforceable to the maximum extent permitted by law.

(h)          Specific Performance. Employee agrees that if he breaches any of the provisions of this Section 6, the remedies available at law to Employer would be inadequate and in lieu thereof, or in addition thereto, Employer shall be entitled to appropriate equitable remedies, including specific performance and injunctive relief. The prevailing party in any litigation arising under Section 6 of this Agreement shall be entitled to recover from the losing party all of its or Employee’s own costs and attorney’s fees incurred by the prevailing party with respect to any such litigation. Employee agrees not to enter into any agreement, either written or oral, which may conflict with this Agreement, and Employee authorizes Employer to make known the terms of this Section 6 to any person, including future employers of Employee.

7.	Termination.

(a)          Termination by Employer for Cause. Subject to the last sentence of this Section 7(a), at any time during the Term of this Agreement, Employer may terminate

Employee’s employment for Cause, as defined below, upon at least fourteen (14) days written notice setting forth a description of the conduct constituting Cause. If Employee’s employment is terminated for Cause, he shall be entitled to:

(i)	payment of any earned but unpaid portion of Employee’s Base Salary through the effective date of such termination;
(ii)	reimbursement for any reasonable, unreimbursed and documented business expense he has incurred in performing Employee’s duties hereunder;
(iii)	the right to elect continuation coverage of insurance benefits to the extent required by law; and
(iv)

payment of any accrued but unpaid benefits (including without limitation, any bonus due by virtue of having met all applicable performance targets prior to the effective date of such termination), and any other rights, as required by the terms of any employee benefit plan or program of Employer.

For purposes of this Agreement, “Cause” shall mean: (1) conviction of Employee of, or the entry of a plea of guilty or nolo contendere by Employee, to any felony; (2) fraud, misappropriation or embezzlement by Employee; (3) Employee’s wilful failure or gross misconduct in the performance of Employee’s assigned duties for Employer; (4) willful failure by Employee to follow reasonable instructions of any officer to whom Employee reports or the Board; (5) Employee’s gross negligence in the performance of Employee’s assigned duties for Employer after being provided with ninety (90) days notice of such gross negligence and a reasonable opportunity to cure within that period. Notwithstanding the provisions of this Section 7(a) defining “Cause,” in the event of a Change of Control and during the Three-Year Period, as the terms “Change of Control” and “Three-Year Period” are defined in Sections 8(c) and 8(a), respectively), a termination for Cause shall mean only a termination for an act of dishonesty by Employee constituting a felony which was intended to or resulted in gain or personal enrichment of Employee at Employer’s expense. For purposes of this entire agreement and for the avoidance of doubt, the “termination” of Employee’s employment is intended to be a “separation from service” under Code section 409A(a)(2)(A)(i) and is to be interpreted in a manner consistent with such section and applicable Treasury regulations issued thereunder.

(b)         Termination by Employer Without Cause or Constructive Termination Without Cause before a Change of Control. At any time before a Change of Control, Employer may terminate Employee’s employment without Cause, by giving written notice of termination. If Employee’s employment is terminated without Cause, or if there is a constructive termination without Cause, as defined below, Employee shall be entitled to receive from Employer the following:

(i)	severance benefits including:
(A)	subject to Section 7(h) below, payment of the then current Base Salary for a severance Period of 24-months commencing on the effective date of Employee’s termination (the “Severance Period”), in accordance with Employer’s regular salary payment practices,

(B)

if Employee’s termination occurs before the end of the first anniversary of the Effective Date, then, in addition to the severance payments received pursuant to Section 7(b)(i)(A) during the Severance Period, Employee shall receive an amount equal to the Base Salary Employee would have received if he had remained employed between his actual date of termination and the first anniversary of the Effective Date, such additional amount to be paid, subject to Section 7(h) in equal installments over the Severance Period;

(C)	if Employee’s termination of employment occurs before the end of the third anniversary of the Effective Date:
(1)	a grant of the 2007, 2008 and/or 2009 Promised Future Stock Awards, to the extent one or more of such grants has not already been made;
(2)

each of the 2007, 2008 and 2009 Promised Future Stock Awards (including those previously granted) becoming fully vested (in the case of RSUs) and exercisable (in the case of stock options), to the extent not already vested or exercisable, respectively, on the effective date of Employee’s termination of employment; and

(3)

each of the stock option award portions of the 2007, 2008 and 2009 Promised Future Stock Awards (including those previously granted) remaining exercisable by Employee through the full 24-month Severance Period; and

(D)

continuation of the vesting of any outstanding stock options, restricted stock awards, restricted stock unit awards and other equity incentive awards, including the Initial Stock Award and, only to the extent already granted, a Promised Future Stock Award (collectively, the “Equity-Based Awards”) and continuation of Employee’s rights to exercise any exercisable but unexercised Equity-Based Awards, through the full 24 month Severance Period unless such option expires earlier on account of the option’s 10-year term;

(ii)	reimbursement for any reasonable, unreimbursed and documented business expense Employee has incurred in performing his duties hereunder during the Term;
(iii)

payment of any accrued but unpaid benefits up to and including the effective date of the termination of employment (including without limitation, any tax equalization payments, bonus due up to the date on which the Severance Period commences), and any other rights, as required by the terms of any employee benefit plan or program of Employer;

(iv)	the right to elect continuation coverage of insurance benefits to the extent required by law; and
(v)	payment of COBRA premiums for medical benefits for a period of six (6) months following termination of the Severance Period, if Employee timely elects to continue those benefits under COBRA.

For purposes of this Agreement, termination “without Cause” shall mean involuntary termination of employment, at the direction of Employer, in the absence of “Cause” as defined above. For purposes of this Agreement, “constructive termination without Cause” shall mean a termination of Employee at Employee’s own initiative within one year following the occurrence, without Employee’s prior written consent, of one or more of the following events not on account of Cause (“Constructive Termination Events”):

(1)          a significant and adverse diminution in the nature or scope of Employee’s authority, title, responsibilities or duties, unless Employee is given new authority or duties that are substantially comparable to Employee’s previous authority or duties; provided, however, in no event shall any reduction or change in Employee’s authority, title, responsibilities or duties resulting from or in connection with Employer’s sale or divesture of a business unit be considered a Constructive Termination Event;

(2)          a reduction in Employee’s then-current Base Salary, or a reduction in Employee’s opportunities for earnings under Employee’s incentive compensation plans (not attributable to economic conditions or business performance at the time), or the termination or significant reduction of any employee benefit or perquisite enjoyed by him (except as part of a general reduction that applies to substantially all similarly situated employees or participants);

(3)          a change in Employee’s place of employment such that Employee is required to work more than 50 miles from Employee’s then current place of employment; or

(4)          a finding by Employee during the first twelve (12) months following the Effective Date that Employer is materially non-compliant with any local, state, or federal law or regulation, treaty, or law or regulation of any foreign state in those places where the Employer does business. For purposes of Section 7(b)(4) of this

Agreement, “materially non-compliant” means Employer’s failure to adhere to any local, state, or federal law or regulation, treaty, or law or regulation of any foreign state in those places where the Employer does business which: (i) is likely to result in any felony criminal charges (or comparable penalties if in a foreign state) against Employer or any of its then-current or former officers; or (ii) has a contingent civil liability for monetary damages or penalties to be awarded against Employer or any of its then-current or former officers that is deemed material by the Employer’s financial auditors.

If Employee believes there exists a basis for a constructive termination without Cause, Employee shall provide Employer with thirty days’ written notice describing such basis, and Employer shall be provided the opportunity to cure the cause of the constructive termination within a 30-day period following Employer’s receipt of the written notice describing the event or condition giving rise to a constructive termination. If the cause of the constructive termination is cured, then no constructive termination without Cause shall be found to have taken place.

For purposes of this Section 7(b)(i) only, Employee shall be considered to be an Employee of Employer during the entire Severance Period, and during such Severance Period and thereafter if otherwise required by this Agreement, shall abide by the Restrictive Covenants set forth in Section 6(b), 6(c), 6(d) and 6(e).

(c)          Voluntary Termination by Employee. Employee may terminate this Agreement at any time by giving 60 days’ written notice to Employer. If Employee voluntarily terminates his employment for reasons other than Employee’s death, disability, or constructive termination without Cause, he shall be entitled to:

(i)	payment of any earned but unpaid portion of Employee’s Base Salary through the effective date of such termination;
(ii)	reimbursement of any reasonable, unreimbursed and documented business expense Employee has incurred in performing Employee’s duties hereunder;
(iii)	the right to elect continuation coverage of insurance benefits to the extent required by law; and
(iv)	payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of Employer.

Any payments made under this Section 7(c) shall be made within 30 days of Employee’s termination of employment.

(d)         Termination Due to Death. Employee’s employment and this Agreement shall terminate immediately upon Employee’s death. If Employee’s employment is terminated because of Employee’s death, Employee’s estate or Employee’s beneficiaries, as the case may be, shall be entitled to:

(i)	payment of any earned but unpaid portion of Employee’s then current Base Salary through the effective date of such termination;
(ii)

payment of a lump-sum death benefit equal to 24 months’ then current Base Salary and, if Employee dies before the first anniversary of the Effective Date, the death benefit provided under this Section 7(d)(ii) shall be increased by the amount of Base Salary Employee would have received but for his death by working between his date of death and until the first anniversary of the Effective Date;

(iii)	reimbursement for any reasonable, unreimbursed and documented business expense Employee incurred in performing Employee’s duties hereunder;
(iv)	the right to elect continuation coverage of insurance benefits to the extent required by law;
(v)	any pension survivor benefits that may become due pursuant to any employee benefit plan or program of Employer;
(vi)	payment of any accrued but unpaid benefits and any other rights, and vesting of any outstanding Equity-Based Awards as provided by the terms of any employee benefit plan or program of Employer; and
(vii)	if Employee’s death occurs before the end of the third anniversary of the Effective Date:
(A)	a grant of the 2007, 2008 and/or 2009 Promised Future Stock Awards, to the extent one or more of such grants has not already been made;
(B)

each of the 2007, 2008 and 2009 Promised Future Stock Awards (including those previously granted) becoming fully vested (in the case of RSUs) and exercisable (in the case of stock options), to the extent not already vested or exercisable, respectively, on the effective date of Employee’s termination of employment; and

(C)

each of the stock option award portions of the 2007, 2008 and 2009 Promised Future Stock Awards (including those previously granted) remaining exercisable by Employee in accordance with the terms of the applicable option award agreements.

Any payments made under this Section 7(d) shall be made within 30 days of Employee’s death.

(e)          Termination Due to Disability. Employer may terminate Employee’s employment at any time if Employee becomes disabled, upon written notice by Employer to Employee. If Employee’s employment is terminated because of Employee’s disability, he shall be entitled to:

(i)	payment of any earned but unpaid portion of Employee’s then current Base Salary through the effective date of such termination;
(ii)

payment of a lump-sum disability benefit equal to 24 months’ then current Base Salary and, if Employee’s termination on account of disability occurs before the first anniversary of the Effective Date, the disability benefit provided under this Section 7(e)(ii) shall be increased by the amount of Base Salary Employee would have received, but for his termination on account of disability, by working between his actual termination date and until the first anniversary of the Effective Date;

(iii)	reimbursement for any reasonable, unreimbursed and documented business expense he has incurred in performing Employee’s duties hereunder;
(iv)	the right to elect continuation coverage of insurance benefits to the extent required by law;
(v)	payment of any accrued but unpaid benefits and any other rights, and vesting of any outstanding Equity-Based Awards, as provided by the terms of any employee benefit plan or program of Employer; and
(vi)	if Employee’s termination on account of disability occurs before the end of the third anniversary of the Effective Date:
(A)	a grant of the 2007, 2008 and/or 2009 Promised Future Stock Awards, to the extent one or more of such grants has not already been made;
(B)

each of the 2007, 2008 and 2009 Promised Future Stock Awards (including those previously granted) becoming fully vested (in the case of RSUs) and exercisable (in the case of stock options), to the extent not already vested or exercisable, respectively, on the effective date of Employee’s termination of employment; and

(C)

each of the stock option award portions of the 2007, 2008 and 2009 Promised Future Stock Awards (including those previously granted) remaining exercisable by Employee in accordance with the terms of the applicable option award agreements.

Any payments made under this Section 7(e) shall be made within 30 days of Employee’s termination of employment. “Disability,” as used in this paragraph, means a physical or mental illness, injury, or condition that (a) prevents, or is likely to prevent, as certified by a physician, Employee from performing one or more of the essential functions of Employee’s position, for at least 120 consecutive calendar days or for at least 150 calendar days, whether or not consecutive, in any 365 calendar day period, and (b) which cannot be accommodated with a reasonable accommodation, without undue hardship on Employer, as specified in the Americans with Disabilities Act.

(f)          Payments Terminated. If Employee has failed to comply with the requirements of the Confidentiality, Non-Solicitation and Non-Competition provisions referenced in Section 6 hereof at any time following any termination, then Employer shall have no further obligation to pay any amounts or provide any benefits, including, but not limited to, any continued vesting of any Equity-Based Awards, under this Agreement.

(g)          No Obligation to Mitigate. Following any termination under this Section 7, Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and except as expressly set forth herein no such other employment, if obtained, or compensation or benefits payable in connection therewith shall reduce any amounts or benefits to which Employee is entitled hereunder.

(h)          Payments to Specified Employee. If Employee is a “specified employee” (as defined in section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”) (hereinafter a “Specified Employee”)) at the time Employee is eligible to be paid any amounts under Section 7(b)(i)(A) and (B), such payment(s) shall be made as follows:

(i)

That portion of the total amount to be paid to Employee which does not exceed two times the lesser of (A) and (B), below, shall be paid in equal installments in accordance with Employer’s regular salary payment practices over the Severance Period —

(A)

The sum of Employee’s annualized compensation based upon the annual rate of pay for services provided to Employer for Employer’s taxable year preceding Employee’s taxable year in which Employee has a separation from service with Employer (adjusted for any increase during that year that was expected to continue indefinitely if Employee had not terminated employment); or

(B)	The maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) for the year of Employee’s termination of employment.
(ii)	That portion which exceeds the amount that may be paid under Section 7(h)(i) above shall be paid in equal installments in accordance with Employer’s regular salary payment practices over the Severance Period except that no payments shall be made during the first six months following Employee’s termination of employment and each such payment which otherwise would have been made during such initial six-month time period shall be held in arrears by Employer until one day after six months following Employee’s termination of employment, at which time all amounts held in arrears shall be paid in a lump sum and the remaining 18 months of severance pay shall be paid in equal installments in accordance with Employer’s regular salary payment practices over the Severance Period.

8.	Continuation of Employment Upon Change of Control.

(a)          Continuation of Employment. Subject to the terms and conditions of this Section 8, in the event of a Change of Control of Employer (as defined in Section 8(c)) at any time during Employee’s employment hereunder, Employee will remain in the employ of Employer for a period of an additional three years from the date of such Change of Control (the “Change Control Date”). Employer shall, for the three year period (the “Three-Year Period”) immediately following the Control Change Date, continue to employ Employee in a position without substantial adverse alteration in the nature or status of Employee’s authority, duties or responsibility as compared with the position Employee held immediately prior to the Change of Control. During the Three-Year Period, Employer shall continue to pay Employee salary on the same basis, at the same intervals and at a rate not less than, that paid to Employee at the Control Change Date. Any termination of employment by Employer following a Control Change Date and during the Three-Year Period (a “Post-CoC Termination”) shall be governed by this Section 8 rather than the provisions of Section 7(a) or (b).

(b)         Benefits. On the Control Change Date, all outstanding Equity-Based Awards held by Employee shall become immediately vested. In addition, during the Three-Year Period, Employee shall be entitled to receive the following benefits and participate, on the basis of his employment position, in each of the following plans (collectively, the “Specified Benefits”) in existence, and in accordance with the terms thereof, at the Control Change Date:

(i)	any incentive compensation plans;
(ii)

any benefit plan and trust fund associated therewith, related to (A) life, health, dental, disability, or accidental death and dismemberment insurance, (B) employee stock ownership (such as under Employer’s ESPP and other equity-based plans); and

(iii)	any other benefit plans hereafter made generally available to employees at Employee’s level or to Employees of Employer generally.

(c)          Definition of Change of Control. For purposes of this Section, a “Change of Control” shall be considered to have occurred if (i) Employer has completed a merger in which shareholders of Employer immediately prior to the merger hold less than 50% of the surviving entity, consolidation or dissolution of Employer or a sale, lease, exchange or disposition of all or substantially all of Employer’s assets, (ii) less than a majority of the members of the Board shall be individuals who were members of the Board on the Effective Date or whose election or nomination was approved by a vote of at least a majority of the members of the Board then still in office who were either members of the Board on the Effective Date or whose election or nomination was so approved, or (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) shall have become “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of Employer representing 40% or more (calculated in accordance with Rule 13d-3) of the aggregate voting power of Employer’s then outstanding voting securities.

(d)         Termination Without Cause After Change of Control. Notwithstanding any other provision of this Section 8, at any time after the Control Change Date, Employer may terminate the employment of Employee with or without Cause. To the extent Employee experiences a Post-CoC Termination:

(i)	Employer shall pay Employee any earned but unpaid portion of Employee’s Base Salary through the effective date of such Post-CoC Termination;
(ii)	Employer shall reimburse Employee for any reasonable, unreimbursed and documented business expenses Employee incurred in performing Employee’s duties hereunder;
(iii)

Employer shall pay Employee an amount (the “Special Severance Payment”) equal to the present value (calculated using a discount rate equal to 7.5% per annum) of Employee’s Base Salary that would have been paid to Employee had Employee remained an employee until the later of (A) the end of the Three-Year Period or (B) 24 months following the effective date of Employee’s Post-CoC Termination (such additional 24 month period in this Section 8(d)(iii)(B) hereinafter referred to as the “Extended Period”).

(iv)

In connection with Employer’s promise to Employee that, provided Employee has not resigned or otherwise been terminated for Cause, Employee will receive at least the first three (i.e., 2007, 2008 and 2009) grants of the Promised Future Stock Awards, to the extent that less than all three such awards have been granted, Employer shall grant whichever of such awards has not yet been granted. If each of such three awards has already been granted on Employee’s Post-CoC Termination, Employee will not be entitled to any additional equity-award grants under this section.

(v)	Employer shall pay Employee an amount equal to the taxable income Employee would recognize if, on the effective date of Employee’s termination of employment:

(A)

each outstanding Equity-Based Award, or portion thereof, (other than any Promised Future Stock Award) that, in the case of RSUs, would have become vested and, in the case of stock options, would have become exercisable, prior to the end of the Three-Year Period or, if later, the Extended Period, and

(B)

all granted Promised Future Stock Awards (including any of the 2007, 2008 and 2009 Promised Future Stock Awards which were granted pursuant to Section 8(d)(iv) above) and only to the extent not already vested (in the case of RSUs) or exercised (in the case of stock options), became vested and were exercised. For purposes of determining the taxable income Employee would have recognized on account of the above mentioned awards becoming vested (in the case of RSUs) or hypothetically being exercised (in the case of stock options), the fair market value of the Company’s stock underlying the Equity-Based Awards will be the fair market value as of the effective date of Employee’s termination.

(vi)

Employer shall provide Employee (and, if applicable under the applicable benefit plan, his spouse and family) coverage under Employee benefit plans (such as medical, dental, disability and life) that covered him (or them) immediately before Employee’s termination as if he had remained in employment until the end of the Three-Year Period, or, if longer, the end of the Extended Period. If Employee’s participation in any plan is barred, the Company shall arrange to provide Employee substantially similar benefits.

Subject to Section 8(f) below, all payments required under paragraphs (i) through (iv) above shall be made no later than the fifth business day following the effective date of Employee’s termination of employment.

(e)          Resignation following a Change of Control. If, within the Three-Year Period Employee experiences a Constructive Termination Event, and after providing written notice to Employer no later than 90 days of the date the Constructive Termination Event first arose or occurred, Employer fails to cure the event or condition giving rise to the Constructive Event within the 30-day period following Employer’s receipt of the written notice, Employee may, effective at the end of such 30-day cure period, resign his employment with Employer (the “Resignation”). In connection with such Resignation, Employer shall pay to Employee the same amounts and benefits Employee would have been entitled to receive if he experienced a Post-CoC Termination under Section 8(d) above.

(f)          Timing of Payments. The time at which all payments due under Sections 8(d) or 8(e) above will commence and the form in which such payments will be made will depend upon the following two factors: (1) whether Employee is a Specified Employee and (2)

whether the Post-CoC Termination occurs on or before, or after the second anniversary of the Control Change Date. Each of the payment scenarios is set forth below.

(i)

If Employee is a Specified Employee at the time Employee is eligible to be paid any amounts under Section 8(d) or 8(e), and Employee’s termination from employment is on or before the second anniversary of the Control Change Date, such payment(s) shall be made as follows:

(A)

That portion of the total amount to be paid to Employee which does not exceed two times the lesser of (1) and (2) below shall be paid in a lump sum payment within 5 business days of Employee’s termination of employment—

(1)

The sum of Employee’s annualized compensation based upon the annual rate of pay for services provided to Employer for Employer’s taxable year preceding Employee’s taxable year in which Employee has a separation from service with such Employer (adjusted for any increase during that year that was expected to continue indefinitely if Employee had not terminated employment); or

(2)	The maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) for the year of Employee’s termination of employment.
(B)

That portion which exceeds the amounts that may be paid under Section 8(f)(i)(A) above shall be paid, in a lump sum, on the first day after the six month anniversary of the effective date of Employee’s termination of employment.

(ii)

If Employee is not a Specified Employee at the time Employee is eligible to be paid any amounts under Section 8(d) or 8(e), and Employee’s termination from employment is on or before the second anniversary of the Control Change Date, such payment(s) shall be paid in a lump sum payment within 5 business days of Employee’s termination of employment.

(iii)

If Employee is a Specified Employee at the time Employee is eligible to be paid any amounts under Section 8(d) or 8(e), and Employee’s termination from employment is after the second anniversary of the Control Change Date, such payment(s) shall be made as follows:

(A)	That portion of the total amount to be paid to Employee which does not exceed two times the lesser of (1) and (2)

below shall be paid in a lump sum payment within 5 business days of Employee’s termination of employment—

(1)

The sum of Employee’s annualized compensation based upon the annual rate of pay for services provided to Employer for Employer’s taxable year preceding Employee’s taxable year in which Employee has a separation from service with such Employer (adjusted for any increase during that year that was expected to continue indefinitely if Employee had not terminated employment); or

(2)	The maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) for the year of Employee’s termination of employment.
(B)

That portion which exceeds the amount that may be paid under Section 8(f)(iii)(A) above shall be paid in equal installments in accordance with Employee’s regular salary payment practices over the Severance Period except that no payments shall be made during the first six months following Employee’s termination of employment and each such payment which otherwise would have been made during such initial six-month time period shall be held in arrears by Employer until the first payment made six months and one day following Employee’s termination of employment at which time all amounts held in arrears shall be paid in a lump sum and the remaining 18 months of severance pay shall be paid in equal installments in accordance with Employer’s regular salary payment practices over the Severance Period.

(iv)

If Employee is not a Specified Employee at the time Employee is eligible to be paid any amounts under Section 8(d) or 8(e), and Employee’s termination from employment is after the second anniversary of the Control Change Date, such payment(s) shall be made as follows:

(A)

That portion of the total amount to be paid to Employee which does not exceed two times the lesser of (1) and (2), below, shall be paid in a lump sum payment within 5 business days of Employee’s termination of employment—

(1)	The sum of Employee’s annualized compensation based upon the annual rate of pay for services provided to Employer for Employer’s taxable year preceding Employee’s taxable year in which Employee has a separation from service with such Employer (adjusted for any increase during that year that was expected to continue indefinitely if Employee had not terminated employment); or

(2)	The maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) for the year of Employee’s termination of employment.
(B)

That portion which exceeds the amount that may be paid under Section 8(f)(iv)(A), above, shall be paid in equal installments over the Severance Period in accordance with Employer’s regular salary payment practices.

(g)	Mitigation and Expenses.
(i)

Other Employment. After the Control Change Date, Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and except as expressly set forth herein no such other employment, if obtained, or compensation or benefits payable in connection therewith shall reduce any amounts or benefits to which Employee is entitled hereunder.

(ii)

Expenses. If any dispute should arise under this Agreement after the Control Change Date involving an effort by Employee to protect, enforce or secure rights or benefits claimed by Employee hereunder, Employer shall pay (promptly upon demand by Employee accompanied by reasonable evidence of incurrence) all reasonable expenses (including attorney’s fees) incurred by Employee in connection with such dispute, without regard to whether Employee prevails in such dispute except that Employee shall repay Employer any amounts so received if a court having jurisdiction shall make a final, non-appealable determination that Employee acted frivolously or in bad faith by such dispute

(h)          Successors in Interest. The rights and obligations of Employer and Employee under this Section 8 shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of Employer and Employee, regardless of the manner in which such successors or assigns shall succeed to the interest of Employer or Employee hereunder and this Section 8 shall not be terminated by the voluntary or involuntary dissolution of Employer or any merger or consolidation or acquisition involving Employer, or upon any transfer of all or substantially all of Employer’s assets, or terminated otherwise than in accordance with its terms. In the event of any such merger or consolidation or transfer of assets, the provision of this Section 8 shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation or other person to which such assets shall be transferred.

9.            Deductions and Withholding. Employee agrees that Employer may withhold from any and all payments required to be made by Employer to Employee under this Agreement all taxes or other amounts that Employer is required by law to withhold in accordance with applicable laws or regulations from time to time in effect.

10.         Gross Up Payment. If at any time or from time-to-time, it shall be determined by tax counsel mutually agreeable to Employer and Employee that any payment or other benefit to pursuant to this Agreement or otherwise (“Potential Parachute Payment”) is or will become subject to the excise tax imposed by Section 4999 of the Code or any similar tax (“Excise Taxes”), then Employer shall, subject to the limitations below, pay or cause to be paid a tax gross-up payment (“Gross-Up Payment”) with respect to all such Excise Taxes and other taxes on the Gross-Up Payment. The Gross-Up Payment shall be an amount equal to the product of (a) the amount of the Excise Taxes multiplied by (b) a fraction (the “Gross-Up Multiple”), the numerator or which is one (1.0), and the denominator of which is one (1.0) minus the lesser of (i) the sum, expressed as a decimal fraction, of the effective marginal rates of any taxes and any Excise Taxes applicable to the Gross-Up Payment or (ii) .80, it being intended that the Gross-Up Multiple shall in no event exceed five (5.0). If different rates of tax are applicable to various portions of a Gross-Up Payment, the weighted average of such rates shall be used. Excise Taxes and other penalties under Section 409A of the Code shall not be considered “any similar tax” for purposes of this Agreement.

(a)          To the extent possible, any payments or other benefits to Employee pursuant to this Agreement shall be allocated as consideration for Employee’s entry into the covenants made by him in Section 6(e).

(b)          Notwithstanding any other provisions of this Section 10, if the aggregate After-Tax Amount (as defined below) of the Potential Parachute Payments and Gross-Up Payment that, but for this limitation, would be payable to Employee, does not exceed 120% of After-Tax Floor Amount (as defined below), then no Gross-Up Payment shall be made to Employee and the aggregate amount of Potential Parachute Payments payable to Employee shall be reduced (but not below the Floor Amount) to the largest amount which would both (i) not cause any Excise Tax to be payable by Employee and (ii) not cause any Potential Parachute Payments to become nondeductible by Employer by reason of Section 280G of the Code (or any successor provision). For purposes of the preceding sentence, Employee shall be deemed to be subject to the highest effective after-tax marginal rate of taxes.

For purposes of this Agreement:

(i)	“After-Tax Amount” means the portion of a specified amount that would remain after payment of all taxes paid or payable by Employee in respect of such specified amount; and
(ii)	“Floor Amount” means the greatest pre-tax amount of Potential Parachute Payments that could be paid to Employee without causing Employee to become liable for any Excise Taxes in connection therewith; and

(iii)	“After-Tax Floor Amount” means the After-Tax Amount of the Floor Amount.

(c)          If for any reason tax counsel mutually agreeable to Employer and Employee later determine that the amount of Excise Taxes payable by Employee is greater than the amount initially determined pursuant to the above provisions of this Section 10, then Employer shall, subject to Sections 10(d) and 10(e) pay Employee, within thirty (30) days of such determination, or pay to the IRS as required by applicable law, an amount (which shall also be deemed a Gross-Up Payment) equal to the product of (a) the sum of (i) such additional Excise Taxes and (ii) any interest, penalties, expenses or other costs incurred by Employee as a result of having taken a position in accordance with a determination made pursuant to Paragraph 10(d), multiplied by the Gross-Up Multiple.

(d)         Employee shall immediately notify Employer in writing (an “Employee’s Notice”) of any claim by the IRS or other taxing authority (an “IRS Claim”) that, if successful, would require the payment by Employee of Excise Taxes in respect of Potential Parachute Payments in an amount in excess of the amount of such Excise Taxes determined in accordance with Section 10. Employee’s Notice shall fully inform Employer of all particulars of the IRS Claim and the date on which such IRS Claim is due to be paid (the “IRS Claim Deadline”).

Employer shall direct Employee as to whether to pay all or part of the IRS Claim or to contest the IRS Claim or to pursue a claim for a refund (a “Refund Claim”) of all or any portion of such Excise Taxes, other taxes, interest or penalties as may be specified by Employer in a written notice to Employee. If Employer directs Employee to pay all or part of the IRS Claim, the amount of such payment shall also be deemed a Gross-Up Payment, which Employer shall pay to Employee or the IRS, as appropriate. Employee shall cooperate fully with Employer in good faith to contest such IRS Claim or pursue such Refund Claim (including appeals) and shall permit Employer to participate in any proceedings relating to such IRS Claim or Refund Claim.

Employer shall control all proceedings in connection with such IRS Claim or Refund Claim (as applicable) and in its discretion may cause Employee to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Internal Revenue Service or other taxing authority.

Employer shall pay directly all legal, accounting and other costs and expenses (including additional interest and penalties) incurred by Employer or Employee in connection with any IRS Claim or Refund Claim, as applicable, and shall indemnify Employee, on an after-tax basis, for any Excise Tax or income tax, including related interest and penalties, imposed as a result of such payment of costs or expenses.

(e)          If Employee receives any refund with respect to Excise Taxes, Employee shall (subject to Employer’s complying with any applicable requirements of Section 10(d)) promptly pay Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). Any contest of a denial of refund shall be controlled by Section 10(d).

(f)          409A Compliance. Any Gross-Up Payment made under this Agreement shall be made no later than by the end of Employee’s taxable year next following Employee’s taxable year in which he remits the Excise Taxes. In the event Employee has a right to a Gross-Up Payment due to a tax audit or litigation addressing the existence or amount of a tax liability, whether Federal, state, local, or foreign, any Gross-Up Payment relating thereto will be made by the end of Employee’s taxable year following Employee’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of Employee’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

11.         Arbitration. Whenever a dispute arises between the parties concerning this Agreement or any of the obligations hereunder, or Employee’s employment generally, Employer and Employee shall use their best efforts to resolve the dispute by mutual agreement. If any dispute cannot be resolved by Employer and Employee, it shall be submitted to arbitration to the exclusion of all other avenues of relief and adjudicated pursuant to the American Arbitration Association’s Rules for Employment Dispute Resolution then in effect. The decision of the arbitrator must be in writing and shall be final and binding on the parties, and judgment may be entered on the arbitrator’s award in any court having jurisdiction thereof. Employer shall pay any filing fees, administrative fees, or arbitrator’s fees required by American Arbitration Association in connection with any arbitration conducted under the terms of this Agreement. The prevailing party in any such arbitration shall be entitled to recover from the losing party all of its or Employee’s own costs and attorney’s fees incurred by the prevailing party with respect to the arbitration. Nothing in this Section 11 shall be construed to derogate Employer’s rights to seek legal and equitable relief in a court of competent jurisdiction as contemplated by Section 6(h).

12.         Non-Waiver. It is understood and agreed that one party’s failure at any time to require the performance by the other party of any of the terms, provisions, covenants or conditions hereof shall in no way affect the first party’s right thereafter to enforce the same, nor shall the waiver by either party of the breach of any term, provision, covenant or condition hereof be taken or held to be a waiver of any succeeding breach.

13.         Severability. If any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or any arbitrator, such provision shall be deleted from this Agreement and the Agreement shall be construed to give full effect to the remaining provisions thereof.

14.         Survivability. Unless otherwise provided herein, upon termination or expiration of the Term, the provisions of Sections 6 through 18 above shall nevertheless remain in full force and effect but shall under no circumstance extend the Term of this Agreement (or the Executive’s right to accrue additional benefits beyond the expiration of the Term as determined in accordance with Section 1 but without regard to this Section).

15.         Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Kansas without regard to the conflict of law provisions thereof.

16.         Construction. The Section headings and captions contained in this Agreement are for convenience only and shall not be construed to define, limit or affect the scope or meaning of the provisions hereof. All references herein to Sections shall be deemed to refer to numbered sections of this Agreement.

17.         Entire Agreement. This Agreement contains and represents the entire agreement of Employer and Employee and supersedes all prior agreements, representations or understandings, oral or written, express or implied with respect to the subject matter hereof. This Agreement may not be modified or amended in any way unless in a writing signed by each of Employer and Employee. No representation, promise or inducement has been made by either Employer or Employee that is not embodied in this Agreement, and neither Employer nor Employee shall be bound by or liable for any alleged representation, promise or inducement not specifically set forth herein.

18.         Assignability. Neither this Agreement nor any rights or obligations of Employer or Employee hereunder may be assigned by Employer or Employee without the other Party’s prior written consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of Employer and Employee and their heirs, successors and assigns.

19.         Code Section 409A. This Agreement is intended to meet the requirements of Section 409A of the Code and may be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that any payment or benefit provided hereunder is subject to Section 409A of the Code, such payment or benefit shall be provided in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment or benefit shall not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Agreement that would cause any payment or benefit to fail to satisfy Section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of this Agreement) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

20.         Notices. All notices required or permitted hereunder shall be in writing and shall be deemed properly given if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by telegram, telex, telecopy or similar form of telecommunication, and shall be deemed to have been given when received. Any such notice or communication shall be addressed:

if to Employer, to	Euronet Worldwide, Inc. Attention: General Counsel 4601 College Boulevard, Suite 300 Leawood, Kansas 66211

if to Employee, to:	Kevin Caponecchi

or to such other address as Employer or Employee shall have furnished to the other in writing.

21.        Indemnification. Employer agrees to indemnify, defend, and hold Employee harmless to the greatest extent possible under applicable law from and against any and all judgments, fines, penalties, and any other amounts reasonably incurred by Employee (including attorneys’ fees) in connection with any threatened or made claim, suit, or proceeding, whether civil, criminal, administrative, or investigative, made against Employee by third-parties or any governmental agency, arising out of, resulting from, or relating to the actions or omissions undertaken by Employee in the course and scope of Employee’s duties and responsibilities authorized and performed under the terms of this Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, to be effective as of the date first above written.

Kevin Caponecchi	Euronet Worldwide, Inc. a Delaware Corporation

/s/ Kevin J. Caponecchi	/s/ Jeffrey B. Newman
By: Jeffrey B. Newman
Its: Executive Vice President – General Counsel

EXHIBIT A

All grants are to be made under and in accordance with the terms of Employer’s 2006 Stock Incentive Plan:

1.

A one-time grant of restricted stock units (“RSUs”) with a value (determined as of the date of grant based on the closing market price of the shares of Employer’s common stock underlying the RSUs) of $140,000, which will vest on February 28, 2008, subject to Employee being continuously employed until the vest date.

2.

A one-time grant of RSUs with a value (determined as of the date of grant based on the closing market price of the shares of Employer’s common stock underlying the RSUs) of $260,000, which will vest on July 1, 2008, subject to Employee being continuously employed until the vest date.

3.

A one-time grant of RSUs with a value (determined as of the date of grant based on the closing market price of the shares of Employer’s common stock underlying the RSUs) of $155,000, one-half of such RSUs vesting on January 1, 2008 and the second half vesting on January 1, 2009, subject to Employee being continuously employed until such vest date.

The time-based vesting schedule applicable to the Promised Future Stock Awards shall be such that 20% of the award will become vested on December 31 of the calendar year immediately following the calendar year the Promised Future Stock Award was granted (the “Initial Vest Date”). Additional 20% increments will vest on each anniversary of the Initial Vest Date, in each case including on the Initial Vest Date assuming Employee has been continuously employed since the Effective Date.

The performance-based criteria applicable to the Future Promised Stock Awards that are RSUs will be established as follows:

(1)

With respect to the RSUs granted in 2007, the performance criteria will be determined by the Compensation Committee of the Board and Employer’s Chief Executive Officer within 30 days of the Effective Date.

(2)

With respect to any RSUs granted in 2008, 2009, 2010 or 2011, the performance criteria will be determined by the Compensation Committee at the same time as other performance criteria for Employer’s other senior executive officers are established and, unless mutually agreed to by the Compensation Committee and Employee, will be based on the same or similar performance criteria as established for similar compensation arrangements for Employer’s other senior executive officers.

All RSUs granted either as a Future Promised Stock Award or as an Initial Award shall provide for the payment of dividend equivalent payments prior to the vesting of such awards.